THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050







REGISTERED AUDITOR'S CONSENT



   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of my report dated January 25, 2007 on the financial statements of Globalink, Ltd. as of December 31, 2006 included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.

Dated this 30th day of January, 2007

/s/Thomas J. Harris
-----------------------
Thomas J. Harris
Certified Public Accountant